Exhibit 99


[HECLA LOGO]                                                             2003-20

                                  NEWS RELEASE


                         HECLA EXCHANGES PREFERRED STOCK

                              FOR IMMEDIATE RELEASE
                                November 20, 2003

         COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL:NYSE) today reported that it has entered into an exchange agreement with the holder of approximately 18.8% of Hecla's Series B Cumulative Convertible Stock (preferred stock). Hecla will issue the holder 7.6 shares of common stock in exchange for each share of preferred stock. The shareholder, who currently holds 141,300 shares of preferred stock, will be issued 1,073,880 shares of common stock. The exchange constitutes full satisfaction of any amount due the shareholder, including any outstanding dividends.

         The transaction was initiated at the request of the shareholder. Following the most recent transaction, 611,452 shares of preferred stock remain outstanding. In June 2002, Hecla had made a tender offer to holders of preferred stock to issue shares of common stock for their preferred stock. About two-thirds of the preferred stock was tendered at that time.

         Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 112-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.











                    Contact: Vicki Veltkamp, vice president -
                  investor and public relations, 208/769-4144
                    Hecla's Home Page can be accessed on the
                    Internet at: http://www.hecla-mining.com


       6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408
                         208/769-4100 o FAX 208/769-7612